Exhibit 99.1

[ Avanir Pharmaceuticals Logo]

Avanir Licenses Docosanol 10% Cream in Japan

San Diego, January 11, 2006 — Avanir Pharmaceuticals (AMEX: AVN) announced today that it has signed an exclusive agreement with a leading importer and distributor of pharmaceuticals in Japan to develop and market Avanir’s docosanol 10% cream (docosanol) as a treatment for cold sores in Japan.

“Under the terms of the agreement, our Japanese partner will be responsible for all expenses incurred obtaining marketing approval, as well as the manufacture, distribution and promotion of the product in the territory. The agreement provides for Avanir to receive a license fee, development and sales milestones, and a royalty on all product gross sales,” said Marty Emanuele, Ph.D., Vice President of Business Development and Licensing at Avanir. “We look forward to a long and productive partnership.”

Docosanol is sold in North America under the brand name Abreva® by Avanir’s licensee, GlaxoSmithKline Consumer Healthcare, and is the only cold sore product approved by the U.S. Food and Drug Administration (FDA) available without a prescription.

Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases. Avanir previously announced positive results in the second of two required Phase III clinical trials of Neurodex™, an investigational new drug for the treatment of pseudobulbar affect. Additionally, Avanir has initiated a Phase III clinical trial for Neurodex as a potential treatment for diabetic neuropathic pain, a second indication for Neurodex. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

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Except for the historical information presented in this press release, matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements are forward-looking statements. There can be no assurance that regulatory approval efforts will succeed, that docosanol 10% cream will receive required regulatory clearance, or that even if such regulatory clearance is received, that such products would ultimately achieve commercial success. Risks and uncertainties for Avanir Pharmaceuticals also include the risks set forth in Avanir ‘s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and from time-to-time in other publicly available information regarding the Company. Copies of such information are available from Avanir upon request. The company disclaims any intent or obligations to update these forward-looking statements.